                                             As Filed Pursuant to Rule 424(b)(3)
                                  Registration Nos. 333-122925 and 333-122925-01



        PRICING SUPPLEMENT NO. 2006 -- MTNAA034 DATED FEBRUARY 10, 2006

 (TO PROSPECTUS DATED MAY 3, 2005 AND PROSPECTUS SUPPLEMENT DATED JUNE 1, 2005)

             RULE 424(B)(3) FILE NOS. 333-122925 & 333-122925-01

                           $25,000,000 PRINCIPAL AMOUNT

                             CITIGROUP FUNDING INC.
                          MEDIUM-TERM NOTES, SERIES A

                    PAYMENTS DUE FROM CITIGROUP FUNDING INC.
             FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

                    PRINCIPAL-PROTECTED EQUITY LINKED NOTES
                 BASED UPON THE COMMON STOCK OF FPL GROUP, INC.

- The notes will mature on February 16, 2010. We will not make any payments on the notes prior to maturity.

- You will receive at maturity for each $1,000 principal amount of notes either
  (1) 24.05 shares of FPL Group common stock, if the closing price of FPL Group common stock on the fifth trading day before maturity is greater than or equal to the exchange price of $41.58 (or, at your election, an amount in cash equal to the value of such shares based on the closing price on the fifth trading day before maturity), or (2) $1,000 in cash, if the closing price of FPL Group common stock on the fifth trading day before maturity is less than the exchange price.

- The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

- The notes will not be listed for trading on any securities exchange.

     INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE PS-6.

     THE NOTES REPRESENT OBLIGATIONS OF CITIGROUP FUNDING INC. ONLY AND DO NOT REPRESENT AN OBLIGATION OF OR INTEREST IN FPL GROUP, INC. OR ANY OF ITS AFFILIATES. FPL GROUP, INC. IS NOT INVOLVED IN ANY WAY IN THIS OFFERING AND HAS NOT AUTHORIZED, SPONSORED OR CONSENTED TO THE ISSUANCE OF THE NOTES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus, prospectus supplement and pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

     Citigroup Global Markets Inc. will purchase the notes at a price per share of $1,000. The notes are expected to be sold by Citigroup Global Markets Inc. to the public in one or more transactions at market prices prevailing at the time of sale or at prices otherwise negotiated.

     We expect that delivery of the notes will be made against payment therefor on or about February 17, 2006. Because the notes will not settle in T+3, purchasers who wish to trade the notes on the date hereof or the next following business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

     The notes are being offered through Citigroup Global Markets Inc., as principal.

                                   CITIGROUP

                           SUMMARY INFORMATION -- Q&A

     This summary includes questions and answers that highlight selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Principal-Protected Equity Linked Notes Based Upon the Common Stock of FPL Group, Inc., or FPL Group. You should carefully read the entire prospectus, prospectus supplement and pricing supplement to understand fully the terms of the notes, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus.

WHAT ARE THE NOTES?

     The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup. The notes mature on February 16, 2010 and do not provide for earlier redemption by you or by us.

     Each note represents a principal amount of $1,000. You may transfer the notes only in units of $1,000 and integral multiples of $1,000. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in the prospectus supplement and the section "Book-Entry Procedures and Settlement" in the prospectus.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the notes is not at risk at the maturity of the notes in the event of a decline in the price of FPL Group common stock after the date of this pricing supplement up to and including the valuation date. However, it is not protected from such decline during the period from the valuation date to the maturity date unless you elect to receive cash at maturity.

WILL I RECEIVE INTEREST OR DIVIDEND PAYMENTS ON THE NOTES?

     We will not make any periodic payments of interest on the notes or any other payments on the notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on FPL Group common stock.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     At maturity, you will receive for each $1,000 principal amount of notes you hold the maturity payment, which will equal either:

     - a number of shares of FPL Group common stock equal to the exchange ratio, if the closing price of FPL Group common stock on the valuation date is greater than or equal to the exchange price (or, at your election, an amount in cash equal to the value of such shares based on the closing price on the valuation date), or

     - $1,000 in cash, if the closing price of FPL Group common stock on the valuation date is less than the exchange price.

     The exchange price equals $41.58, approximately 98.5% of the initial share price of $42.212.

     The exchange ratio equals 24.05, $1,000 divided by the exchange price.

     The valuation date will be February 8, 2010, the fifth trading day before the maturity date.

     In lieu of the shares of FPL Group common stock otherwise payable at maturity, you may elect, with respect to the entire amount of notes you then hold and not in part, to receive an amount in cash equal to the value of such shares of FPL Group common stock, based on the closing price of FPL Group common stock on the valuation date, by completing the Official Notice of Election to Settle in Cash attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the notes no later than 3:00 p.m., New York City time, on February 1, 2010, the fifth trading day before the valuation date.

     In lieu of any fractional share of FPL Group common stock otherwise payable at maturity, you will receive an amount in cash equal to the value of such fractional share of FPL Group common stock, based on the closing price of FPL Group common stock on the valuation date. The number of full shares of FPL Group common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of notes held by each holder.

HOW HAS FPL COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for FPL Group common stock for each quarter since the first quarter of 2001. You can find this table in the section "Historical Data on the Common Stock of FPL Group, Inc." in this pricing supplement. We have provided this historical information to help you evaluate the behavior of FPL Group common stock in recent years. However, past performance is not necessarily indicative of how FPL Group common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- You Will Have No Rights Against FPL Group Prior to Receiving Any Shares of FPL Group Common Stock at Maturity" in this pricing supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the notes will be treated by Citigroup Funding as contingent payment debt obligations of Citigroup Funding, and because by accepting a note each holder agrees to this treatment of the notes, United States holders of a note will be required to include original issue discount ("OID") for United States federal income tax purposes in gross income on a constant yield basis over the term of the note, which yield will be assumed to be 5.146% per year. This tax OID (computed at the assumed comparable yield) will be includible in a United States holder's gross income (as ordinary income) over the term of the notes, although holders will receive no payments on the notes prior to maturity. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable upon maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a note. If the amount we actually pay upon maturity is, in fact, less than this assumed amount, then a United States holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the note during such periods (with an offsetting ordinary loss at maturity). If a United States holder disposes of the note prior to maturity, the United States holder will be required to treat any gain recognized upon the disposition of the note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this pricing supplement and "United States Federal Income Tax Considerations" in the prospectus supplement.

WILL THE NOTES BE LISTED ON AN EXCHANGE?

     The notes will not be listed for trading on any securities exchange.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

     Citigroup's consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the nine months ended September 30, 2005 and each of the five most recent fiscal years are as follows:

                                      NINE MONTHS               YEAR ENDED DECEMBER 31,
                                         ENDED           -------------------------------------
                                  SEPTEMBER 30, 2005     2004    2003    2002    2001    2000
                                 ---------------------   -----   -----   -----   -----   -----
Ratio of income to fixed
  charges (excluding interest
  on deposits).................          2.34x           2.65x   3.42x   2.52x   1.93x   1.76x
Ratio of income to fixed
  charges (including interest
  on deposits).................          1.85x           2.01x   2.43x   1.90x   1.59x   1.49x
Ratio of income to combined
  fixed charges including
  preferred stock dividends
  (excluding interest on
  deposits)....................          2.33x           2.63x   3.39x   2.50x   1.92x   1.75x
Ratio of income to combined
  fixed charges including
  preferred stock dividends
  (including interest on
  deposits)....................          1.84x           2.00x   2.41x   1.89x   1.58x   1.48x

WHAT IS THE ROLE OF CITIGROUP FUNDING'S AND CITIGROUP'S AFFILIATE, CITIGROUP GLOBAL MARKETS INC.?

     Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the section "Plan of Distribution" in the accompanying prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as a holder of the notes.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in FPL Group common stock or in other instruments, such as options or swaps, based upon FPL Group common stock. This hedging activity could affect the market price of FPL Group common stock and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to "Risk Factors Relating to the Notes -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" and "-- The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this pricing supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this pricing supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 2004; (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures);
(iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 21, 2005, January 24, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005,
March 16, 2005, April 14, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May
24, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005,
June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June
29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 19, 2005, July 28,
2005, August 1, 2005, August 3, 2005, August 25, 2005, August 26, 2005, August
30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005, October 20, 2005, October 25,
2005, October 27, 2005, October 28, 2005, November 1, 2005, November 30, 2005,
December 1, 2005, December 13, 2005, December 23, 2005, December 27, 2005, January 13, 2006, January 27, 2006 and January 31, 2006; and (v) portions of the Current Report on Form 8-K filed on January 20, 2006 that were "filed" for purposes of the Securities Exchange Act of 1934.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the market price of FPL Group common stock and other events that are difficult to predict and beyond our control.

THE APPRECIATION OF YOUR INVESTMENT IN THE NOTES MAY BE ZERO

     The maturity payment will depend on the closing price of FPL Group common stock on the valuation date. If the closing price of FPL Group common stock on the valuation date is less than the exchange price, the payment you receive at maturity will be limited to the amount of your initial investment in the notes, even if the trading price of FPL Group common stock is greater than the exchange price at one or more times during the term of the notes or if the closing price of FPL Group common stock on the maturity date exceeds the exchange price, but the closing price of FPL Group common stock on the valuation date is less than the exchange price.

THE VALUE OF THE SHARES OF FPL GROUP COMMON STOCK YOU RECEIVE AT MATURITY MAY DECLINE DURING THE PERIOD FROM THE VALUATION DATE TO THE MATURITY DATE AND MAY BE LESS THAN YOUR INITIAL INVESTMENT

     Although your principal investment in the notes is protected from the decline in the price of FPL Group common stock after the date of this pricing supplement up to and including the valuation date, it is not protected from such decline during the period from the valuation date to the maturity date unless you elect to receive cash at maturity. If the closing price of FPL Group common stock on the valuation date is greater than or equal to the exchange price, you choose to receive the shares of FPL Group common stock at maturity and the closing price of FPL Group common stock at maturity is less than the exchange price, the value of your maturity payment for each note will be less than the price paid for each note, in which case your investment in the notes will result in a loss.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE RETURN ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The notes do not pay any interest. As a result, if the closing price of FPL Group common stock on the maturity date is less than, equal to or only slightly greater than the exchange price of $41.58 (approximately 98.5% of the initial share price of $42.212 on February 10, 2006), you will receive an amount of shares or cash at maturity with a value that is equal to or slightly greater than the principal amount of your notes and the effective yield on your notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

YOU WILL NOT RECEIVE ANY PERIODIC PAYMENTS OF INTEREST

     You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments, if any, or other distributions made on FPL Group common stock.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the value of FPL Group common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

     FPL Group Common Stock Price. We expect that the market value of the notes will depend substantially on the amount, if any, by which the price of FPL Group common stock changes from the initial share price of $42.212. However, changes in the price of FPL Group common stock may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the price of FPL Group common stock is greater than its initial share price, you may receive substantially less than the value of shares or cash that would be payable at maturity based on that price of FPL Group common stock because of expectations that the price of FPL Group common stock will continue to fluctuate from that time to the time when the maturity payment is determined. If you choose to sell your notes when the price of FPL Group common stock is below its initial share price, you may receive less than the amount you originally invested.

     The value of FPL Group common stock will be influenced by FPL Group's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which FPL Group is a part. Citigroup Funding's hedging activities in FPL Group common stock, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of FPL Group common stock.

     Volatility of FPL Group Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of FPL Group common stock changes during the term of the notes, the market value of the notes may decrease.

     Events Involving FPL Group, Inc. General economic conditions and earnings results of FPL Group, Inc. and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yield on FPL Group common stock increases, the market value of the notes may decrease, since the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on FPL Group common stock decreases, the market value of the notes may increase.

     Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

     Time Premium or Discount. As a result of a "time premium or discount," the notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of FPL Group common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of FPL Group common stock during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the notes.

     Hedging Activities. Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in FPL Group common stock or in other instruments, such as options or swaps, based upon FPL Group common stock. This hedging activity could affect the market price of FPL Group common stock and therefore the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

     Citigroup Funding and Citigroup's Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the notes. The notes are subject to the credit risk of Citigroup, the guarantor of the payments due on the notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an increase in the value of FPL Group common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THE HISTORICAL PERFORMANCE OF FPL GROUP COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF FPL GROUP COMMON STOCK

     The historical performance of FPL Group common stock, which is included in this pricing supplement, should not be taken as an indication of the future performance of FPL Group common stock during the term of the notes. Changes in value of FPL Group common stock will affect the trading price of the notes, but it is impossible to predict whether the value of FPL Group common stock will fall or rise.

YOU WILL HAVE NO RIGHTS AGAINST FPL GROUP PRIOR TO RECEIVING ANY SHARES OF FPL GROUP COMMON STOCK AT MATURITY

     Prior to receiving any shares of FPL Group common stock at maturity, you will have no rights against FPL Group even though:

     - you will receive FPL Group common stock at maturity under some circumstances; and

     - the market value of the notes is expected to depend primarily on the price of FPL Group common stock.

     FPL Group is not in any way involved in this offering and has no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to FPL Group common stock unless and until you receive shares of FPL Group common stock at maturity.

THE VALUE OF THE SHARES OF FPL GROUP COMMON STOCK YOU RECEIVE AT MATURITY MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF FPL GROUP COMMON STOCK IS DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE FPL GROUP COMMON STOCK

     The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of FPL Group that modify its capital structure and a number of other transactions involving FPL Group, as well as for the liquidation, dissolution or winding up of FPL Group. You should refer to the section "Description of the Notes -- Dilution Adjustments" in this pricing supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of FPL Group common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the value of any shares of FPL Group common stock you receive at maturity to the then-current price of FPL Group common stock, these other events may reduce the value of those shares, or determine whether you receive shares at maturity.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity.

THE MARKET VALUE OF THE NOTES AND THE VALUE OF THE SHARES OF FPL GROUP COMMON STOCK YOU RECEIVE AT MATURITY MAY BE AFFECTED BY PURCHASES AND SALES OF FPL GROUP COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO FPL GROUP COMMON STOCK BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell FPL Group common stock or derivative instruments relating to FPL Group common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of FPL Group common stock and therefore the market value of the notes and the value of the shares of FPL Group common stock you receive at maturity.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in FPL Group common stock or in other instruments, such as options or swaps, based upon FPL Group common stock. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of FPL Group common stock and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

                            DESCRIPTION OF THE NOTES

     The description in this pricing supplement of the particular terms of the Principal-Protected Equity Linked Notes Based Upon the Common Stock of FPL Group, Inc. Due February 16, 2010 (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the registered notes set forth in the accompanying prospectus and prospectus supplement.

INTEREST

     We will not make any periodic payments of interest or any other payments on the Notes until maturity. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on FPL Group common stock.

REDEMPTION AT THE OPTION OF THE HOLDER

     The Notes are not subject to redemption at the option of any holder prior to maturity.

PAYMENT AT MATURITY

     The Notes will mature on February 16, 2010. At maturity, you will receive for each $1,000 principal amount of Notes you hold the Maturity Payment, which will equal either:

     - a number of shares of FPL Group common stock equal to the Exchange Ratio, if the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price (or, at your election, an amount in cash equal to the value of such shares based on the Closing Price on the Valuation Date), or

     - $1,000 in cash, if the Closing Price of FPL Group common stock on the Valuation Date is less than the Exchange Price.

     The "Exchange Price" equals $41.58, approximately 98.5% of the initial share price of $42.212.

     The "Exchange Ratio" equals 24.05, $1,000 divided by the Exchange Price.

     The "Valuation Date" will be February 8, 2010, the fifth Trading Day before the maturity date.

     As a result, you will not receive a Maturity Payment with a value greater than $1,000 if the Closing Price of FPL Group common stock on the Valuation Date is less than the Exchange Price. Moreover, if the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price, you choose to receive the shares of FPL Group common stock at maturity and the Closing Price of FPL Group common stock at maturity is less than the Exchange Price, the value of your Maturity Payment will be less than $1,000.

     In lieu of the shares of FPL Group common stock otherwise payable at maturity, you may elect, with respect to the entire amount of Notes you then hold and not in part, to receive an amount in cash equal to the value of such shares of FPL Group common stock, based on the Closing Price of FPL Group common stock on the Valuation Date, by completing the Official Notice of Election to Settle in Cash attached as Exhibit A to this pricing supplement and delivering that notice to both the calculation agent and the paying agent for the Notes no later than 3:00 p.m., New York City time, on February 1, 2010, the fifth trading day before the Valuation Date.

     In lieu of any fractional share of FPL Group common stock otherwise payable at maturity, you will receive an amount in cash equal to the value of such fractional share of FPL Group common stock, based on the Closing Price of FPL Group common stock on the Valuation Date. The number of full shares of FPL Group common stock, and any cash in lieu of whole or fractional shares, to be delivered at maturity to each holder will be calculated based on the aggregate number of Notes held by each holder.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq

National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of FPL Group common stock (or any other security for which a Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of FPL Group common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     The "Closing Price" of FPL Group common stock (or any other security for which a Closing Price must be determined) on any date of determination will be
(1) if the common stock (or that other security) is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the common stock (or that other security) is listed or admitted to trading, (2) if the common stock (or that other security) is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or that other security is listed or admitted to trading on such exchange), and the common stock (or that other security) is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq National Market, and (3) if the common stock (or that other security) is not quoted on the Nasdaq National Market on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or that other security is quoted on the Nasdaq), the last quoted bid price for the common stock (or that other security) in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock (or that other security) obtained from as many dealers in such stock or security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DELIVERY OF SHARES

     We may satisfy our obligation to deliver shares of FPL Group common stock under the Notes at any time by causing our affiliate, Citigroup Global Markets Inc., to deliver the shares to the paying agent through the facilities of DTC. If we do so, the paying agent will in turn be obligated to deliver the shares to holders of the Notes.

     We will not deliver fractional shares of FPL Group common stock. In lieu of fractional shares, holders will instead receive a cash payment equal to the product of the fractional amount of a single share of FPL Group common stock and the Closing Price per share of FPL Group common stock on the Valuation Date. The number of full shares of FPL Group common stock, and any cash in lieu of a fractional share, to be delivered to each holder will be calculated based on the aggregate number of Notes held by each holder. If physical or book-entry delivery of shares of FPL Group common stock cannot be made at maturity as required by the terms of the Notes, we will pay holders of the Notes an amount in cash equal to the value of the shares of FPL Group common stock due at maturity and any cash required to be delivered as a result in lieu of fractional shares.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you will receive at maturity, and on whether you will receive shares of FPL Group common stock at maturity. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described in this section and will furnish the trustee with notice of any adjustments.

     If FPL Group, after the date of this pricing supplement:

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock;

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares;

          (3) combines the outstanding shares of its common stock into a smaller number of shares; or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of FPL Group,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of FPL Group common stock outstanding immediately after the event, or, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of FPL Group, and the denominator of which will be the number of shares of FPL Group common stock outstanding immediately before the event. The Exchange Price will also be adjusted in that case in the manner described below.

     If FPL Group, after the date of this pricing supplement, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Exchange Price will also be adjusted in that case in the manner described below.

     If FPL Group, after the date of this pricing supplement, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Exchange Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as dividend or otherwise distributed or issued to all holders of FPL Group common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of FPL Group common stock on any Trading Day thereafter will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of FPL Group common stock and, if the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Exchange Ratio multiplied by such fair market value.

     If FPL Group, after the date of this pricing supplement, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of such Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Exchange Price will also be adjusted in that case in the manner described below.

     For the purposes of these adjustments:

          A "Permitted Dividend" is any cash dividend in respect of FPL Group common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

          An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding , whose determination will be final) of all other consideration paid by FPL Group with respect to one share of common stock acquired in a tender offer or exchange offer by FPL Group, over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then

Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Closing Price of FPL Group common stock on any Trading Day thereafter will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of FPL Group common stock and, if the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price, each holder of the Notes will have the right to receive at maturity cash in an amount per Note equal to the Exchange Ratio multiplied by such sum.

     If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Exchange Price. The required adjustment will be made by dividing the Exchange Price by the relevant dilution adjustment.

     If FPL Group, after the date of this pricing supplement, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price, then, in each of these cases, each holder of the Notes will receive at maturity for each Note a combination of shares of FPL Group common stock equal to the Exchange Ratio and a number of shares of such FPL Group subsidiaries' capital stock equal to the Exchange Ratio times the number of shares of such subsidiaries' capital stock distributed per share of FPL Group common stock. Following the record date for an event described in this paragraph, the Closing Price of FPL Group common stock on any Trading Day during the term of the Notes will for all purposes be deemed to equal the Closing Price per share of FPL Group common stock, plus the Closing Price per share of such subsidiaries' capital stock times the number of shares of such subsidiaries' capital stock distributed per share of FPL Group common stock . In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in "-- Dilution Adjustments" will also apply to such subsidiaries' capital stock if any of the events described in "-- Dilution Adjustments" occurs with respect to such capital stock.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of FPL Group common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this record date, at the time this dividend, distribution or issuance was announced by FPL Group;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which FPL Group announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by FPL Group, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio and the Exchange Price will be further adjusted to the Exchange Ratio and the Exchange Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of FPL Group, or any surviving entity or subsequent surviving entity of FPL Group, with or into another entity, other than a merger or consolidation in which FPL Group is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of FPL Group or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of FPL Group or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of FPL Group or any successor of FPL Group with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of FPL Group or any successor of FPL Group,

the Closing Price of FPL Group common stock on the Valuation Date will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

          1. for any cash received in a Reorganization Event, the amount of cash received per share of common stock;

          2. for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final; and

          3. for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the Valuation Date multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to FPL Group common stock or FPL Group. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If FPL Group common stock has been subject to a Reorganization Event and the Closing Price of FPL Group common stock on the Valuation Date is greater than or equal to the Exchange Price, then each holder of the Notes will have the right to receive per $1,000 principal amount of Notes (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio (or, at the election of each holder of the Notes, an amount in cash equal to the value thereof based on the Closing Price on the Valuation Date).

     Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the Maturity Payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" and "-- Delivery of Shares" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the claim of the beneficial owner of a Note against the entity that becomes subject to a bankruptcy proceeding will be capped at the cash equivalent of the Maturity Payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.6% per annum on the unpaid amount due.

PAYING AGENT, TRUSTEE AND CUSIP

     Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global security representing the Notes as custodian for DTC. JPMorgan Chase Bank, N.A., as trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

     The CUSIP number for the Notes is 17308C 64 3.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                                FPL GROUP, INC.

     Accordingly to publicly available documents, FPL Group, Inc. is a public utility holding company, which engages in the generation, transmission, distribution, and sale of electric energy principally in the state of Florida through its principal subsidiary, Florida Power & Light Company. It also owns, develops, constructs, manages, and operates domestic electric-generating facilities in wholesale energy markets.

     FPL Group is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, FPL Group files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005), proxy statements and other information with the SEC. FPL Group registration statements, reports, proxy statements and other information may be inspected and copied at the offices of the SEC at the addresses listed under "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Neither Citigroup Funding nor Citigroup has participated in the preparation of FPL Group's publicly available documents and neither has made any due diligence investigation or inquiry of FPL Group in connection with the offering of the Notes. We make no representation that the publicly available information about FPL Group is accurate or complete.

     The Notes represent obligations of Citigroup Funding only. FPL Group is not involved in any way in this offering and has no obligation relating to the Notes or to the holders of the Notes.

                     HISTORICAL DATA ON THE COMMON STOCK OF
                                FPL GROUP, INC.

     The common stock is quoted on the New York Stock Exchange under the symbol "FPL." The following table sets forth, for each of the quarterly periods indicated, the high and the low sale price for FPL Group common stock, as reported on the New York Stock Exchange and the cash dividends paid per share of FPL Group common stock beginning in the first quarter of 2001.

     Holders of the Notes will not be entitled to any rights with respect to FPL Group common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of FPL Group common stock at maturity, if applicable.

QUARTER                                                    HIGH       LOW     DIVIDENDS
-------                                                   -------   -------   ---------
2001
  First.................................................  35.8125   27.4063    0.28000
  Second................................................  31.5720   27.2750    0.28000
  Third.................................................  30.2500   25.6050    0.28000
  Fourth................................................  28.6400   26.0800    0.28000
2002
  First.................................................  30.0500   25.5650    0.29000
  Second................................................  32.6550   28.1500    0.29000
  Third.................................................  30.0400   22.5000    0.29000
  Fourth................................................  30.7000   24.1750    0.29000
2003
  First.................................................  31.8850   26.7750    0.30000
  Second................................................  34.0300   28.8700    0.30000
  Third.................................................  33.8300   30.0050    0.30000
  Fourth................................................  32.9900   31.3250    0.30000
2004
  First.................................................  34.4050   31.6700    0.31000
  Second................................................  33.5600   30.1000    0.31000
  Third.................................................  34.9250   31.2050    0.34000
  Fourth................................................  38.0500   33.6650    0.34000
2005
  First.................................................  41.3500   35.9000    0.35500
  Second................................................  42.7200   39.2500    0.35000
  Third.................................................  48.1100   40.3000    0.35500
  Fourth................................................  48.0400   40.7600    0.35500
2006
  First (through February 10, 2006).....................  43.4100   39.7500    0.00000

     The closing price of the common stock on February 10, 2006, was $41.86.

     According to FPL Group's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as of September 30, 2005, there were 394,855,299 shares of common stock outstanding. During the period reflected in the above table, FPL Group split its common stock 2 for 1 on March 15, 2005. The data appearing in the above table have been adjusted to reflect this stock split.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note. This summary supplements, and should be read in conjunction with, the section entitled "United States Federal Income Tax Considerations" in the prospectus supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below and in the prospectus supplement.

TAX CHARACTERIZATION OF THE NOTES

     Each Note will be treated by Citigroup Funding for United States federal income tax purposes as a single debt instrument issued by Citigroup Funding that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A United States holder (as such term is defined in the prospectus supplement) of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deduction with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a United States holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 5.146% (the "comparable yield"). The comparable yield is based on a rate at which Citigroup Funding could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a United States holder of a Note will be assumed to be entitled to receive, in respect of each Note, a payment of $1,216.66 at maturity (the "Assumed Maturity Amount"). The Assumed Maturity Amount is calculated as the amount required to produce the comparable yield, taking into account the Note's issue price.

     The comparable yield and the Assumed Maturity Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Funding with respect to the actual yield of, or payment to be made in respect of, a Note. The comparable yield and the Assumed Maturity Amount do not necessarily represent Citigroup Funding's expectations regarding such yield or the amount of such payment.

     Each Note will be issued at par. However, there will be original issue discount for United States federal income tax purposes ("Tax OID") because Tax OID must be accrued at the comparable yield. Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a United States holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the United States holder owns the Note. As a result, a United States holder of a Note that employs the cash method of tax accounting will be required to include amounts in respect of Tax OID accruing on a Note in taxable income each year, even though cash payments will be made with respect to the Notes only at maturity.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the

"adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrual periods. Based upon the comparable yield, if a United States holder who employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $1,000 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note for each of the following periods: $45.52 in 2006; $53.29 in 2007; $54.66 in 2008; $56.07 in
2009; $7.12 in 2010 (adjusted as described in the first below paragraph).

     Disposition (including Maturity) of the Notes. When a United States holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a "disposition"), the United States holder's gain (or loss) on such disposition will equal the difference between the amount received by the United States holder for the Note and the United States holder's tax basis in the Note. A United States holder's tax basis (i.e., adjusted cost) in a Note will be equal to the United States holder's original purchase price for such Note, plus any Tax OID accrued by the United States holder while holding the Note. If the amount received by the United States holder at maturity of a Note exceeds the accrued portion of the Assumed Maturity Amount, the United States holder will be required to include such excess in income as ordinary interest. Alternatively, if the amount received at maturity is less than the accrued portion of the Assumed Maturity Amount, the difference between the amount received and the accrued portion of the Assumed Maturity Amount will be treated as an offset to any interest otherwise includible in income by the United States holder with respect to the Note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the United States holder as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     Any gain realized by a United States holder on a disposition will be treated as ordinary interest income. Any loss realized by a United States holder on a disposition will be treated as an ordinary loss to the extent of the United States holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss. An individual United States holder generally will be allowed a deduction for any such ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a United States holder will be a long-term capital loss if such United States holder has held such Note for more than one year, and a short-term capital loss in other cases.

     A United States holder's tax basis in the shares received upon the maturity of Notes (if any) will be equal to the fair market value of those shares, and the holder's holding period for shares received upon the maturity of Notes will commence on the day immediately following the maturity date.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of Notes. In addition, United States holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

                                   EXHIBIT A

                 OFFICIAL NOTICE OF ELECTION TO SETTLE IN CASH

                                  Dated: [must be on or before February 1, 2010]

Citibank, N.A., as                             Citigroup Global Markets Inc.,
  Paying Agent                                   as Calculation Agent
Citibank Agency & Trust                        390 Greenwich Street
388 Greenwich Street, 14th Floor               New York, New York 10013
New York, NY 10013                             Attn: Structured Products/Equity Derivatives
Attention: Nancy Forte                              Group
Phone: (800) 422-2066                          Phone: (212) 723-7349
       (212) 816-5685                          Fax: (212) 723-8732
Fax: (212) 816-5527

Ladies and Gentlemen:

     The undersigned holder of the Principal-Protected Equity Linked Notes Based Upon the Common Stock of FPL Group, Inc. Due 2010 (the "Notes") hereby irrevocably elects, with respect to the principal amount of the Notes indicated below, to receive cash in lieu of FPL Group common stock otherwise receivable at maturity as described in the Pricing Supplement dated February 10, 2006 relating to the Notes (the "Pricing Supplement"). Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement.

     Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon Citigroup Funding Inc. shall cause its affiliate, Citigroup Global Markets Inc., to pay the required amount of cash to the Paying Agent; the Paying Agent will in turn be obligated to pay the required amount of cash at maturity of the Notes in accordance with the payment instructions set forth below.

                                          Very truly yours,

                                          [Name of Holder]

                                          By:
                                            ------------------------------------
                                          [Title]

                                          [Fax No.]

                                          $
                                           -------------------------------------
                                          Principal Amount of Notes to be
                                          Settled in Cash
                                          [must be the entire amount of Notes
                                          held by each holder]

Payment Instructions

By cashier's check or an official bank
check;
By wire transfer to the following U.S.
Dollar
bank account in the United States:
(Minimum payments of $100,000 only)

Bank:
--------------------------------------

Account No.:
--------------------------------------

ABA Routing No.:
--------------------------------------

Reference:
--------------------------------------

Receipt of the above Official Notice
of
Election to Settle in Cash is hereby
acknowledged:

CITIGROUP GLOBAL MARKETS INC., as
  Calculation Agent
CITIBANK, N.A., as Paying Agent.

By: CITIBANK, N.A., as Paying Agent.

By:
    ----------------------------------
Name:
Title:

Date and Time of Acknowledgement:

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.
                               ------------------
                               TABLE OF CONTENTS

                                       PAGE
                                       -----
             PRICING SUPPLEMENT
Summary Information -- Q&A...........   PS-2
Incorporation of Certain Documents by
  Reference..........................   PS-5
Risk Factors Relating to the Notes...   PS-6
Description of the Notes.............  PS-10
FPL Group, Inc. .....................  PS-17
Historical Data on the Common Stock
  of FPL Group, Inc. ................  PS-18
Certain United States Federal Income
  Tax Considerations.................  PS-19
           PROSPECTUS SUPPLEMENT
Risk Factors.........................    S-3
Important Currency Information.......    S-6
Description of the Notes.............    S-7
Certain United States Federal Income
  Tax Considerations.................   S-33
Plan of Distribution.................   S-40
ERISA Matters........................   S-41
Legal Matters........................   S-42
                 PROSPECTUS
Prospectus Summary...................      1
Ratio of Income to Fixed Charges and
  Ratio of Income to Combined Fixed
  Charges Including Preferred Stock
  Dividends..........................      4
Forward-Looking Statements...........      6
Citigroup Inc. ......................      7
Citigroup Funding Inc. ..............      7
Use of Proceeds and Hedging..........      8
Description of Debt Securities.......      9
Description of Index Warrants........     18
Description of Debt Security and
  Index Warranty Units...............     21
Book-Entry Procedures and
  Settlement.........................     22
Limitations on Issuances in Bearer
  Form...............................     24
Plan of Distribution.................     25
ERISA Matters........................     28
Legal Matters........................     28
Experts..............................     28

                          ------------------------------------------------------
                          ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             Citigroup Funding Inc.
                          Medium-Term Notes, Series A
                          $25,000,000 principal amount
                              Principal-Protected
                              Equity Linked Notes
                          Based Upon the Common Stock
                               of FPL Group, Inc.
                             Due February 16, 2010
                       ($1,000 PRINCIPAL AMOUNT PER NOTE)
                    PAYMENTS DUE FROM CITIGROUP FUNDING INC.
                      FULLY AND UNCONDITIONALLY GUARANTEED
                               BY CITIGROUP INC.
                                  ------------
                               PRICING SUPPLEMENT
                               February 10, 2006
                     (Including Prospectus Supplement Dated
                       June 1, 2005 and Prospectus Dated
                                  May 3, 2005)
                                  ------------
                                   Citigroup
                          ------------------------------------------------------
                          ------------------------------------------------------